AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

$1,500,000                                                                     El Segundo, California
                                                                            Date: July 1, 2007

This Amended and Restated Loan and Security Agreement is entered into as of July 1, 2007 (this “Amended Loan Agreement” or this “Agreement”) by and among AUXILIO, INC., a Nevada corporation (“Company”), CAMBRIA INVESTMENT FUND, L.P., a California limited partnership (“CIF” or the “Holder”) and the other holders listed on Schedule 1 hereto (together, the “Holders”).

WHEREAS, the Company and the Holders previously entered into a Loan and Security Agreement dated as of October 25, 2006 (the “Original Loan Agreement”), which permitted the Company to borrow up to $1,500,000 from the Holders, and under the terms of which the Company borrowed a total of $745,000 (the “Original Principal”) from such Holders.

WHEREAS, the Company has requested that the Holders extend the maturity date of the Original Principal until May 1, 2008, and the Holders have agreed to such extension in consideration for the terms and conditions set forth in this Amended Loan Agreement, which fully amends, restates and replaces the Original Loan Agreement.

WHEREAS, as additional consideration for the extension of the Original Principal by the Holders, the Company has executed the Amended Warrant (as defined below), which accelerates the vesting of the warrant shares thereunder as described on Schedule 1.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.           Extension of Maturity Date; Interest; Warrants.

(a)  The Company and the Holders agree that the maturity date of for the repayment of the Original Principal shall be May 1, 2008 (the “Original Principal Maturity Date”).  Upon the repayment of the Original Principal, the line of credit represented by the Original Principal shall be extinguished, and the amount available to the Company to borrow hereunder shall be reduced to $755,000 (the “Future Principal”).   In the event that the Company borrows a portion of or all of the Future Principal from the Holders, the maturity date for the repayment of the Future Principal shall be December 31, 2008 (the “Future Principal Maturity Date”, which, together with the Original Principal Maturity Date, may be referred to as a “Maturity Date”).    The Original Principal and the Future Principal shall be referred to herein as the “Loan”.  The Future Principal may only be drawn down by the Company if no Material Adverse Change (as defined below) shall have occurred.  As used herein, “Material Adverse Change” means, when used in connection with the Company, any change or effect materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

(b)  The Company hereby promises to pay to the Holders at such place as Holder may specify, in lawful money of the United States of America, the Loan plus interest on the principal amount outstanding from time to time hereunder at a rate equal to the lesser of (i) the maximum lawful rate or (ii) twelve percent (12%) per year.    Interest on the outstanding principal balance shall accrue and be payable on the last day of each fiscal quarter.  Interest due and payable hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.   All payments under this Agreement shall be applied first to fees and expenses, then to accrued but unpaid interest and then to principal.  Any principal or interest payments on this Agreement outstanding after the occurrence and during the continuance of a default under this Agreement shall bear interest at a rate equal to the lesser of (i) the lawful legal rate or (ii) five percent (5%) (computed annually) above the interest rate otherwise applicable under this Agreement.

(c)  In connection with the Original Loan Agreement, the Company executed and delivered to the Holders a warrant to purchase 750,000 shares of common stock (the “Original Warrant”).  As partial consideration for the Holders entering into this Amended Loan Agreement, the Company agrees that all Warrant Shares (as defined therein) shall vest thereunder as of the date hereof.   Concurrent with the execution of this Amended Loan Agreement, the Company shall execute and deliver an Amendment to Warrant to Purchase Common Stock (the

“Amended Warrant”), setting forth the terms of this Section 1(c).  The Holders other than CIF agree that the Amended Warrant will be executed by the Company and CIF, as agent, on behalf of such Holders.

(d)  As consideration for the extension of the Maturity Dates, the Company shall execute and deliver to the Holders a warrant (the “Additional Warrant”) to purchase 377,500 shares of common stock, all upon the terms and conditions set forth therein.  This Amended Loan Agreement, together with the Original Warrant (as amended by  the Amended Warrant) and the Additional Warrant, and any other documents delivered in connection with this Amended Loan Agreement, shall be referred to as the “Loan Documents”.   This Amended Loan Agreement shall fully amend, restate and replace the Original Loan Agreement.

2.           Secured Agreement.  To secure repayment of all obligations evidenced by this Agreement and performance of all of Company’s obligations hereunder, Company, grants Holder a second priority security interest (subject to the first lien held by Laurus Master Fund, LTD) in all of Company’s inventory, accounts, equipment, cash, deposit accounts, securities, Intellectual Property (as defined in Exhibit A hereto), chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof, as such terms are defined in the California Uniform Commercial Code (the “UCC”), whether now owned or hereafter acquired, or any value received in exchange for any of the foregoing (collectively, the “Collateral”) as set forth in Exhibit A.  Company shall take such actions as Holder reasonably requests from time to time to perfect or continue the second priority security interest granted hereunder including, without limitation, the filing of all necessary UCC financing statements in connection therewith.  Company shall not dispose of or encumber all or any substantial part of the Collateral, other than in the ordinary course of business, without the prior written consent of Holder.

3.           Representations, Warranties and Covenants of Company.

(a) Corporate Existence and Authority.  Company is and will continue to be duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Company is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a Material Adverse Change on Company.  Company has all requisite power to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, and all other documents and agreements contemplated by this Agreement, and to perform the provisions of this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and all other documents and agreements contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Company.  This Agreement, and all other documents and agreements contemplated by this Agreement have each been duly authorized, executed and delivered by, and each is the valid and binding obligation of, Company enforceable against Company in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors’ rights generally.

(b) No Conflicts. Except as set forth on Schedule 3(b), the consummation of the transactions contemplated by this Agreement and the performance of the terms and provisions of this Agreement, and any other documents or agreements contemplated by this Agreement will not (i) contravene, result in any breach of, or constitute a default under any indenture, mortgage, deed of trust, bank loan or credit agreement, corporate charter, by-laws or other material agreement or instrument to which Company is a party or by which Company or any of its properties or the Collateral is bound,  (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order of any court, arbitrator or Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (collectively, “Governmental Person”) applicable to Company or (iii) violate any material provision of any statute or other rule or regulation of any Governmental Person applicable to Company, which could have a material adverse effect on Company.

(c)  Place of Business; Location of Collateral.  The address set forth in Section 8(c) of this Agreement is Company’s chief executive office.  Company will give Holder prior written notice before opening any additional place of business or changing its chief executive office.  Holder acknowledges that portions of the Collateral are located in the field and are moved from time to time.   The Company will cooperate with Holder in (i) perfecting the security interests granted hereunder in all Collateral and (ii) in providing Holder, at Holder’s request, with current information regarding the whereabouts of the Collateral from time to time.

(d)  Title to Collateral; Permitted Liens.  Company is currently the sole owner of all the Collateral, except for those items and property which are leased by Company.  The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for the first priority security interest held by Laurus Master Fund LTD in all of the assets of the Company and any purchase money or lessor security interests in certain equipment  Holder now has, and will continue to have, a second-priority perfected and enforceable security interest in all of the Collateral, subject only to the purchase money or lessor security interests, contractual rights of set off under bank agreements, and the liens in favor of the other parties to the Intercreditor Agreement, and Company will at all times defend Holder and the Collateral against all claims of others (subject to the rights of Laurus Master Fund LTD and the holders of purchase money or lessor security interests in certain equipment, contractual rights of set off under bank agreements, and the liens in favor of the other parties to the Intercreditor Agreement).  So long as the loan is outstanding, none of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture.  Company is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Company’s right to remove any Collateral from the leased premises (subject to statutory rights of landlords).  Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or otherwise), Company shall, whenever requested by Holder, use its best efforts to cause such third party to execute and deliver to Holder, in form acceptable to Holder, such waivers and subordinations as Holder shall specify, so as to ensure that Holder’s rights in the Collateral are, and will continue to be, superior to the rights of any such third party.  Company will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

(e)  Maintenance of Collateral.  Company will maintain the Collateral in good working condition, ordinary wear and tear excepted, and Company will not use the Collateral for any unlawful purposes.  Company will immediately advise Holder in writing of any material loss or damage to the Collateral.

(f)  Books and Records.  Company has maintained and will maintain at Company’s chief executive office complete and accurate books and records, comprising an accounting system in accordance with generally accepted accounting principles.

(g)  Financial Condition, Statements and Reports.  All financial statements now or in the future delivered to Holder have been, and will be, prepared in conformity with generally accepted accounting principles and now and in the future will fairly reflect the financial condition of Company, at the times and for the periods therein stated.  Between the last date covered by any such statement provided to Holder and the date hereof, there has been no Material Adverse Change of Company.  Company is now and will continue to be solvent.

(h)  Compliance with Law.  Company has complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations, including, but not limited to, those relating to Company’s ownership of real or personal property, the conduct and licensing of Company’s business, and all environmental matters.

(i)  Litigation.  There is no claim, suit, litigation, proceeding or investigation pending or, to the best of Company’s knowledge, threatened by or against or affecting Company in any court or before any governmental agency, or any basis therefor known to Company, which could normally or reasonably be expected to result, either separately or in the aggregate, in a Material Adverse Change of Company.  Company will promptly inform Holder in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Company.

(j)  Use of Proceeds.  All proceeds of the loan shall be used solely for lawful business purposes.

(k) Intellectual Property.  To its actual knowledge, Company possesses all material licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names and any other tangible or intangible or intellectual property rights, or rights thereto, required to conduct its business substantially as now conducted and as currently proposed to be conducted, without actual knowledge of conflict with the rights of others.

(l) Indebtedness.  Except for the loan evidenced by this Agreement and the indebtedness identified on Schedule 3(l) or as otherwise disclosed in Company’s Quarterly Report on Form 10-QSB for the quarter ended,  March 31, 2007, which report was previously delivered to Holder, Company has no outstanding indebtedness of any kind (including contingent obligations, tax assessments and unusual forward or long-term commitments).

(m) Disclosure.  No representation or other statement made by Company to Holder contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Holder not misleading.

(n)  Performance.  Company shall pay the principal of and interest on the loan evidenced by this Agreement in the manner provided in this Agreement.  The obligation of Company described in the preceding sentence is absolute and unconditional, irrespective of any tax or accounting treatment of such obligation including without limitation any documentary stamp, transfer, ad valorem or other taxes assessed by any jurisdiction in connection with this transaction.

(o)  Stay, Extension and Usury Laws.  Company agrees (to the extent it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive Company from paying all or a portion of the principal of, finance fee, or interest on the loan contemplated by this Agreement, wherever enacted, now or at any time hereinafter in force, or that may materially affect the covenants or the performance of this Agreement in any manner inconsistent with the provisions of this Agreement.  Company expressly waives all benefit or advantage of any such law.  If a court of competent jurisdiction prescribes that Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on the principal shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with this Agreement, and any amount of interest paid by Company that is deemed illegal shall be deemed to have been a prepayment of principal on the loan.

(p)  Taxes.  Company shall make all necessary tax filings and reports and pay prior to delinquency all taxes, assessments and governmental levies that may be imposed upon Company, except as contested in good faith and by appropriate proceedings or which will not result in a Material Adverse Change.

(q)  Limitations on Indebtedness.  Other than amounts owing to Laurus Master Fund, LTD, without Holder’s prior written consent, Company shall not, directly or indirectly, create, incur, assume, suffer to exist or otherwise in any manner become liable or commit to become liable for any indebtedness other than Company’s obligations to Holder under this Agreement and indebtedness incurred in the ordinary course of business not in excess of US$50,000 in the aggregate.

(r)  Insurance.  Company shall maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Company operates.

(s)  Reports.  Company will provide Holder with quarterly financial statements within 45 days after the end of each quarter and such additional financial and other information as Holder may reasonably request from time to time; provided, that each such quarterly financial statement shall be deemed to have been delivered if the Company timely files with the Securities and Exchange Commission its quarterly or annual report covering such quarterly financial statements.

(t)  Insurance.  Company will maintain insurance on the Collateral that includes a lender’s loss payable endorsement in favor of Holder as an additional loss payee.  Company will maintain insurance in a form acceptable to Holder relating to the Collateral and Company’s business in amounts and of a type that are customary to businesses similar to Company’s.

(u)  Consolidation.  Company will not merge or consolidate with any person or entity, or make any material investments in any person or entity, or dispose of substantially all of its assets without Holder’s prior written consent.

(v)  Operations of the Company.  During the period of time that any amount under this Loan Agreement is unpaid and outstanding, Company shall, and shall cause each of its subsidiaries to, in all material respects, except as contemplated by this Loan Agreement, carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its present relationships with customers, suppliers and others having significant business dealings with it.  Without limiting the generality of the foregoing, during such period, the Company shall not, and the Company shall cause its Subsidiaries not to, without the prior written consent of the Holder pursuant to the procedure set forth in Section 3(v)(vii) below:

(i)           (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)           amend its articles or certificate of incorporation or bylaws or other similar organizational documents;

(iii)           sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice or pursuant to licenses entered into in the ordinary course of business consistent with past practice, and, in any event, which involve assets which in the aggregate are not in excess of $50,000;

(iv)           other than borrowings under this Loan Agreement and the loan of Laurus Master Fund, LTD, incur any indebtedness for borrowed money on terms less favorable to Company than those set forth in this Loan Agreement, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries on terms less favorable to Company than those set forth in this Loan Agreement, guarantee any debt securities of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or its Subsidiaries;

(v)           increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, or with respect to non-executive officer and non-director employees, in the ordinary course of business consistent with past practice and permitted under employment agreements, existing on the date hereof, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

(vi)           knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

(vii)           other than in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims;

(viii)           Holder hereby designates Sandra Hahn (the “Agent Designee”), as the officer of Holder from which the Company must receive consent prior to taking (or any of its subsidiaries taking) the actions set forth in Section 3(v) hereof.  Within seventy-two (72) hours following receipt by the Agent Designee of written notice from Company’s designee of the Company’s (or any of its subsidiary’s) desire to take any actions set forth in Section 3(v), the Agent Designee shall respond to the Company in writing indicating whether Agent consents to such action.  If the Agent Designee fails to respond to the Company within such seventy-two (72) hour period, then Agent shall be deemed to have consented in writing to such requested actions for purposes of Section 3(v) hereof.  Notwithstanding the forgoing, in the event that Michael D. Vanderhoof consents to a transaction described in Section 3(v) in his role as a director then consent shall not otherwise be required hereunder.

4.           Prepayments.

(a)  Optional.  Company may, from time to time, prepay the loan evidenced hereby, in whole or in part, so long as each partial prepayment of principal is equal to or greater than $10,000 and Company has given Holder two (2) or more business days’ written notice of such optional prepayment.  Any such optional prepayment of principal shall be without premium or penalty. Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under this Agreement at the time of such prepayment.  .

(b)  Mandatory.  Unless otherwise agreed to by Holder, Company shall, subject to the consent of the Laurus Master Fund, such consent being required by that certain Subordination Agreement dated as of October 25, 2006, by and between the Company, Laurus Master Fund LTD and Cambria (the “Subordination Agreement”), prepay the loan to the extent of the net financing proceeds actually received by Company in the event that Company completes any financing transaction, including without limitation any public or private placements of debt or equity, that results in net proceeds to the Company in an amount in excess of $2,000,000 and that is unrelated to the exercise of:  (i) any existing stock option, (ii) the Company’s Incentive Stock Option Plans, or (iii) any existing contractual stock purchase right as of the date of this Agreement.

5.	Optional Conversion.

(a)   At Holders’ option, the Original Principal and all accrued interest under the loan evidenced by this Agreement shall be convertible, without the payment of any additional consideration by such Holders, into common stock of Company (the “Conversion Securities”).  In the event the Holders elect to convert the Original Principal into Conversion Securities, Company shall issue the Conversion Securities to Holder at a price per share equal to the “Exercise Price” as defined in the Original Warrant.  In addition, the Holders, at such Holders’ option, may convert the Future Principal and all accrued interest under the loan evidenced by this Agreement, without the payment of any additional consideration by such Holders, into Conversion Securities.  In the event the Holders elect to convert the Future Principal into Conversion Securities, Company shall issue the Conversion Securities to such Holders at a price per share equal to the “Exercise Price” as defined in the Additional Warrant.  The outstanding principal shall continue to accrue interest, and Company shall be obligated to pay such interest, according to the terms and conditions of this Agreement until the Conversion Date (as defined below).

(b)  In order for the Holders to convert all amounts owing under this Agreement into equity, Holders shall deliver a written notice to Company that Holders elect to exercise such conversion.   Any conversion made at the election of Holders shall be deemed to have been made immediately prior to the close of business on the date Company is deemed to have received such notice, and the Holders or their nominees entitled to receive the equity shall be treated for all such purposes as the record holder or holders of such equity on such date (the “Conversion Date”).  Company shall have no obligation to issue any fractional shares upon conversion.  Any fractional shares shall be rounded up to the nearest whole share.

6.           Fees and Expenses.   Cambria Capital, LLC (“Cambria”) has served as placement agent in connection with the Loan, and the Company will pay Cambria an administrative and placement fee equal to 1.5% of the face amount of the Original Principal upon the date hereof.  In addition, CIF has served as agent on behalf of the Holders, and accordingly the Company will pay CIF an administrative and extension fee equal to 1.5% of the face amount of the Original Principal upon the date hereof.  Each party hereto shall pay its own costs and expenses, including reasonable attorney’s fees, incurred in the preparation of this Agreement and the other documents executed in connection with this Agreement.  Company shall pay all reasonable and actual costs that the Holders may incur in enforcing this Agreement or exercising any rights with respect to the collateral, including without limitation reasonable attorneys’ fees and expenses.

7.           Events of Default; Remedies.

(a)  Events of Default Defined; Acceleration of Maturity.  If any of the following events (“Events of Default”) shall occur (for any reason whatsoever and whether it shall be voluntary or involuntary or by operation of law or otherwise):

(i)  failure by the Company to make a payment of principal within ten days after the due date, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by required prepayment;

(ii)  failure by the Company to pay any interest accrued and owing within ten days after the applicable due date, or failure to pay any other liabilities or make any other payment, fee or charge provided for herein or in any other document contemplated hereby within ten days after the due date;

(iii)  any representation or warranty made or deemed made by the Company in this Agreement shall prove to have been incorrect, untrue, or misleading in any material respect on the date when made or deemed to have been made; provided, however, that the Company shall have ten Business Days from notice of default to cure any such failure that is capable of cure before an Event of Default shall be deemed to have occurred under this Section;

(iv)  failure by the Company to perform any of the covenants imposed by this Agreement; provided, however, that the Company shall have ten Business Days from notice of the default to cure any such failure that is capable of cure before an Event of Default shall be deemed to have occurred under this Section;

(v)  the Company shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property and assets, (2) be generally unable to pay its debts as such debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the United States Bankruptcy Code or similar law or regulation (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law providing for the relief of debtors, (6) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law or regulation, (7) dissolve, (8) take any corporate action under any applicable law analogous to any of the foregoing, or (9) take any corporate action for the purpose of effecting any of the foregoing;

(vi) a proceeding or case shall be commenced, without the application or consent of Company in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding up or composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of it or for all or any substantial part of its assets, or (3) similar relief in respect of Company, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code or other similar law or regulation, against Company; or action under the laws of any jurisdiction affecting Company analogous to any of the foregoing shall be taken with respect to Company and shall continue unstayed and in effect for any period of sixty (60) days; or

(vii)  final judgment for the payment of money shall be rendered by a court of competent jurisdiction against Company and Company shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within sixty (60) days from the date of entry thereof and within said period of sixty (60) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment together with all other such judgments shall exceed in the aggregate US$50,000.

then, subject to the rights of the Laurus Master Fund LTD contained in the Subordination Agreement,  (x) upon the occurrence of any Event of Default described in Section 7(a)(vi)  or (vii), the unpaid principal amount of the loan, together with the interest accrued thereon and all other amounts payable by Company under this Agreement, shall automatically become immediately due and payable, without presentment, demand, protest, notice of acceleration or intent to accelerate or other requirements of any kind, all of which are hereby expressly waived by Company or (y) upon the occurrence of any other Event of Default, Holder may, by notice to Company, declare the unpaid principal amount of the loan to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by Company hereunder.  Failure by Holder to indicate any Event of Default in any one notice shall not preclude Holder from indicating such omitted Event or Events of Default in future notices and shall not relieve Company of any liability under this Agreement, nor constitute a waiver of Holder’s rights under this Agreement.

(b)  Suits for Enforcement.  If any Event of Default shall have occurred and be continuing, Holder may proceed to protect and enforce its rights against Company, subject to the terms of the Intercreditor Agreement, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or Holder may proceed to enforce the payment by Company of all sums due under this Agreement or to enforce any other legal or equitable right of Holder including without limitation all rights of a secured party under the UCC.

Company covenants that, if it shall default in the making of any payment due hereunder or in the performance or observance of any agreement contained in this Agreement, it will pay to Holder such further amounts, to the extent lawful, to cover any reasonable costs and expenses of collection or of otherwise enforcing Holder’s rights, including without limitation the reasonable counsel fees and costs and expenses incurred in connection with any restructuring, negotiation, refinancing, workout, bankruptcy or other similar transaction or proceeding.  The obligations set forth in this paragraph shall survive the payment in full of the loan.

(c)  Remedies Cumulative.  No remedy herein conferred upon Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(d)  Remedies Not Waived.  No course of dealing between Company and any other person and no delay or failure in exercising any rights hereunder or under the loan in respect thereof shall operate as a waiver of Holder’s rights.

8.           Miscellaneous.

(a)  Reliance on and Survival of Representations.   All representations, warranties, covenants and agreements of Company herein shall be deemed to be material and to have been relied upon by Holder and shall survive the execution and delivery of this Agreement and of the securities, for so long as the loan remains outstanding.

(b)  Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Company, Holder and each of their respective successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by each person who shall from time to time be a holder of the loan.  Holder shall be permitted to transfer the securities being sold hereunder in accordance with their terms and in accordance with applicable restrictions under applicable federal and state securities laws.

(c)  Notices.  All notices and other communications provided for in this Agreement shall be in writing and delivered by registered or certified mail, postage prepaid, or delivered by overnight courier (for next business day delivery) or telecopied, addressed as follows, or at such other address as any of the parties hereto may hereafter designate by notice to the other parties given in accordance with this Section:

1)           if to Company:

Auxilio, Inc.
27401 Los Altos, Suite 100
Mission Viejo, CA 92691
Phone: 949-614-0700
Fax: 949-614-0701

2)	if to Holder:

CAMBRIA INVESTMENT FUND, LP
2321 Rosecrans Avenue, Suite 4270
El Segundo, CA  90245
Fax: 310.606.5555
Phone: 310.606.5556

Any such notice or communication shall be deemed to have been duly given on the fifth day after being so mailed, the next business day after delivery by overnight courier, when received when sent by telecopy or upon receipt when delivered personally.

(d)  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Signatures may be exchanged by telecopy, with original signatures to follow.  Each of the parties hereto agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.  The original signature pages shall be forwarded to Holder or its counsel and Holder or its counsel will provide all of the parties hereto with a copy of the entire Agreement.

(e)  Amendments.  This Agreement may only be amended by a writing duly executed by the parties hereto.

(f)  Severability. If any term or provision of this Agreement or any other document executed in connection herewith shall be determined to be illegal or unenforceable, all other terms and provisions hereof and thereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

(g)  Governing Law; Submission to Process. THIS AGREEMENT AND ALL AMENDMENTS, SUPPLEMENTS, WAIVERS AND CONSENTS RELATING HERETO OR THERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  THE COMPANY HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF CALIFORNIA AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDINGS RELATING HERETO BY ANY MEANS ALLOWED UNDER CALIFORNIA OR FEDERAL LAW.  THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h)  Entire Agreement.  This Agreement and the other Loan Documents contain the entire Agreement of the parties hereto with respect to the transactions contemplated hereby and supersedes all previous oral and written, and all previous contemporaneous oral negotiations, commitments and understandings.

(i)  Further Assurances.  Company agrees promptly to execute and deliver such documents and to take such other acts as are reasonably necessary to effectuate the purposes of this Agreement.

(j)  Headings.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)  Assignments and Participations.  Company may not assign its rights or obligations hereunder or under the loan without the prior written consent of Holder.  Subject to compliance with applicable Federal and State Securities laws, Holder may assign all or any portion of the loan without the prior consent of Company.  Holder may sell or agree to sell to one or more other persons a participation in all or any part of any of the loan without the prior consent of Company.  Upon surrender of the loan, Company shall execute and deliver one or more substitute notes in such denominations and of a like aggregate unpaid principal amount or other amount issued to Holder and/or to Holder’s designated transferee or transferees.  Holder may furnish any information in the possession of Holder concerning Company, or any of its respective subsidiaries, from time to time to assignees and participants (including prospective assignees and participants).

(l)  Waivers; Indemnity.  Company waives presentment and demand for payment, notice of dishonor, protest of this Agreement, notice of acceleration or intent to accelerate, and shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.  Company shall indemnify and hold harmless from any claim, obligation or liability (including without limitation reasonable attorneys fees and expenses) arising out of this Agreement or the transactions contemplated under the Loan Documents.

(m)  JURY WAIVER.  HOLDER AND COMPANY EACH WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

(n) Interest Payments.  Interest on the debt evidenced by this Agreement will not exceed the maximum rate or amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law.  Any interest in excess of that maximum amount will be credited on the principal amount or, if the principal amount has been paid, refunded.  On any acceleration or required or permitted prepayment, any excess interest above the maximum lawful amount will be canceled automatically as of the acceleration or prepayment, or, if the excess interest has already been paid, credited on the principal amount, or, if the principal amount has been paid, refunded.  This provision overrides any conflicting provisions in this Agreement and all other instruments concerning the debt.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

COMPANY:

AUXILIO, INC.
a Nevada corporation

By: ________________________________
Name:   Paul Anthony
Title:  Chief Financial Officer

HOLDERS:

CAMBRIA INVESTMENT FUND, L.P.
a California limited partnership

By:  CAMBRIA INVESTMENT ADVISORS, LLC
a California limited liability company,
its general partner

By: _____________________________
Eric W. Richardson
President

__________________________________
Donald Danks

_________________________________
Robert Burgess

__________________________________
James Burgess

___________________________________
Andy Evans

__________________________________
Zav Liebling

__________________________________
Jerry Broadway

_________________________________
Arthur Kaufman

__________________________________
Joseph Abrakjian

___________________________________
Julius Frank, as Trustee of the Dr. Julius Frank Trust dated 8/6/2003

__________________________________
Jerome Pleet, as Trustee of the Jerome Pleet MD and Selma J. Pleet Living Trust UAD 9/7/05

_________________________________
Levent Guven

__________________________________
S. Bruce Senor

EXHIBIT A

The Collateral shall consist of all right, title and interest of Company, subject to the first priority security interest held by the Laurus Master Fund LTD in and to all of the assets of the Company,  in and to the following:

(a)           All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b)           All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Company’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Company’s books relating to any of the foregoing;

(c)           All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, all leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind, all copyrights, copyright registrations and applications, copyright renewals or extensions, patents and patent applications, all reissues, divisions, continuations, renewals, extensions and continuations-in-part of all patents or patent applications, all trademarks, trade names, trade styles, service marks, logos, together with product lines and goodwill of the business connected with the use of, or otherwise symbolized by, each such trade name, trademark and service mark, trademark and service mark registrations and applications for trademark and service mark registrations, all renewals and extensions of any trademarks, trade names, trade styles, and service marks, all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, all mask work or similar rights available for the protection of semiconductor chips, and all rights in the foregoing intellectual property to income, royalties, damages, and other payments, and all rights to sue for all past, present and future infringements, and all rights otherwise accruing under or pertaining to any of the foregoing throughout the world (“Intellectual Property”);

(d)           All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Company, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Company and Company’s books relating to any of the foregoing;

(e)           All documents, cash, deposit accounts, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Company’s books relating to the foregoing; and

(f)           Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Schedule 1

First Name	Last Name	Company/Trustee	Loan Amt	Original Warrants ($0.46) - 50% coverage	Extension Warrants ($0.46) - 25% coverage	Total $0.46 Warrants	Total Warrant Coverage Percentage
		Cambria Investment Fund, LP	$ 125,000	62,500	31,250	93,750	75%
Donald	Danks		$ 25,000	12,500	6,250	18,750	75%
Robert	Burgess		$ 25,000	12,500	6,250	18,750	75%
James	Burgess		$ 25,000	12,500	6,250	18,750	75%
Andy	Evans		$ 25,000	12,500	6,250	18,750	75%
Zav	Lieblinc		$ 25,000	12,500	6,250	18,750	75%
Jerry	Broadway		$ 20,000	10,000	5,000	15,000	75%
Arthur	Kaufman MD		$ 100,000	50,000	25,000	75,000	75%
Joseph	Abrakjian	DOLCE VITA Inc.	$ 50,000	25,000	12,500	37,500	75%
Julius	Frank, MD		$ 50,000	25,000	12,500	37,500	75%
Jerome	Pleet, MD	Jerome Pleet MD and Selma J Pleet Living Trust UAD 9/7/05 TTEES Dated 8/6/2003 Trustee: Dr. Julius Frank	$ 25,000	12,500	6,250	18,750	75%
Levent	Guven		$ 50,000	25,000	12,500	37,500	75%
S. Bruce	Senor		$ 200,000	100,000	50,000	150,000	75%

Schedule 3(l)

$2,800,000 principal amount loan with Laurus Master Fund LTD; which loan is secured by a first priority interest in all of the assets of the Company.